Exhibit 99.1

news release

For Immediate Release

Anthem and WellPoint Announce Merger Approval from DMHC

Companies Also Expect Denial from DOI

Garamendi Rejection to Cost Californians up to $465 Million

in Benefits

Indianapolis, IN and Thousand Oaks, CA – July 23, 2004 – Anthem, Inc. (NYSE:ATH) and WellPoint Health Networks Inc. (NYSE:WLP) announced today they have received approval from the California Department of Managed Health Care (DMHC) to complete their merger.

Anthem and WellPoint jointly praised the DMHC, which regulates 90 percent of WellPoint’s California business. “Director Lucinda (Cindy) Ehnes and her staff have completed an exhaustive eight-month review, and we commend them for their efforts on behalf of Californians,” said Larry C. Glasscock, Anthem’s chairman, president and chief executive officer.

“Through her dedicated efforts and good-faith negotiations, Director Ehnes secured nearly a half billion dollars of value for the people of California,” said Leonard D. Schaeffer, WellPoint’s chairman and chief executive officer.

However, the companies have also learned that California Department of Insurance (DOI) Commissioner John Garamendi – after eight months – intends to deny the request for approval and reject $465 million in commitments to poor and disadvantaged Californians that WellPoint and Anthem negotiated with DMHC and DOI staffs.

The Commissioner has stated that his denial is based upon his belief that the cost of the transaction will be borne by California policyholders. This is a blatant distortion of the facts.

“Commissioner Garamendi’s politically motivated decision is a clear abuse of discretion that cannot possibly benefit Californians,” said Thomas C. Geiser, WellPoint’s general counsel. “To deny this application after eight months of review and receiving approvals from the DMHC, 10 other state regulators, the United States Department of Justice and 97 percent of the outstanding shares of both companies which were voted at separate shareholder meetings, demonstrates that Mr. Garamendi has overstepped his authority as a state insurance commissioner.”

“There is no doubt in our minds that Anthem and WellPoint clearly meet all the legal standards necessary for approval,” Geiser continued. “Since early November 2003, Anthem and WellPoint have negotiated in good-faith with the Commissioner’s highly capable staff and have repeatedly bent over backwards to meet his demands. Today, Mr. Garamendi unilaterally withdrew from the good faith negotiations without notice, justification or rational explanation.”

“We find it unbelievable that an elected official who claims to protect consumer interests would put his own political ambition over the welfare of the people he is sworn to serve,” said David C. Colby, WellPoint’s chief financial officer. “To reject $465 million of benefits cannot be of help to any California consumer. Commissioner Garamendi’s decision puts at great risk the positive efforts that have begun to demonstrate that California can be a good place to do business and to invest.”

Colby added that the DOI’s regulatory authority over WellPoint is limited to less than four percent of the combined revenue of Anthem and WellPoint. “This is a case of the tail wagging the dog – for political reasons,” he said.

“Both companies made every effort possible to work with Commissioner Garamendi toward a positive result,” said Glasscock. “Working closely with both the DMHC and DOI staffs, we presented an exhaustive series of undertakings to ensure that our company is positioned to make a meaningful and positive impact on the financing and delivery of health care in California.”

As a demonstration of their commitment to the people of California, Anthem and WellPoint agreed to more than two dozen extensive undertakings negotiated with the DMHC staff that address important programs designed to improve the quality of care provided to California members.

The undertakings also include specific initiatives that will provide investment resources to underserved communities and to help underwrite efforts to enroll uninsured Californians in government-provided medical insurance programs.

The investment commitment, Investment in a Healthy California Program (IHCP), was offered through WellPoint subsidiaries, Blue Cross of California and BC Life & Health Insurance Company. IHCP would result in as much as $450 million of investments aimed at providing health care facilities and services in underserved communities over the 20-year life of the program. These programs are part of the DMHC’s approval.

In addition to IHCP, the WellPoint Foundation had offered a $15 million grant initiative to enroll low income, uninsured Californians who are eligible for government medical insurance programs. The initiative, Insuring Healthy Futures, would have allocated $5 million in each of the next three years to help enroll the state’s eligible but uninsured children and adults in government provided health insurance programs. These funds may also be eligible for a federal match.

Mr. Garamendi’s decision puts on hold Anthem and WellPoint’s offer of an unprecedented $465 million initiative to support improved health care for the neediest Californians over the next 20 years.

“These investments were intended to benefit all Californians, but their greatest impact would have been on low income, rural and other underserved California communities,” said Schaeffer. “As far as we know, no company has ever made a commitment like this.”

Under the investment program, Blue Cross of California and BC Life & Health Insurance Company, WellPoint’s California subsidiaries, would commit $100 million in funding to Investment in a Healthy California Program. Based on the average maturity of an investment equal to five to six years and anticipated growth of the company, it was expected that as much as $450 million of IHCP investments would have been made over the 20-year life of the program, creating social benefits in these underserved communities.

In addition to these benefits that go directly to residents of California, 21 of Anthem’s and WellPoint’s top executives have taken the unprecedented step of voluntarily deferring more than $100 million of compensation to which they are contractually entitled to at closing. This was achieved by waiving the acceleration of the exercisability of stock options. This will continue to tie their compensation to the performance of the new company.

“As we have said all along, this merger will create significant value for our members,” said Schaeffer. “With health care costs escalating, the new company would be able to spread costs over a greater membership base and dedicate resources to provide our members with access to better health care information. The new entity can offer a greater choice of affordable products, additional services and higher quality and allow us to help keep quality health care more affordable and accessible.”

Both companies stated that they will carefully review Commissioner Garamendi’s decision, evaluate all available options, including pursuing legal action, and respond promptly.

In view of this news, we have requested that the New York Stock Exchange continue to halt trading in both Anthem and WellPoint shares until after Commissioner Garamendi’s press conference this afternoon, which is expected to be held after the stock market closes today.

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Contacts: Anthem	WellPoint

Investor Relations	Investor Relations
Tami Durle, 317-488-6390	John Cygul, 805-557-6789

Media	Media
Ed West, 317-488-6100	Ken Ferber, 805-557-6794

About Anthem

Anthem’s mission is to improve the health of the people it serves. Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 12.5 million people. Anthem is the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross and Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the Northern Virginia suburbs of Washington, D.C. More information about Anthem is available at www.anthem.com.

About WellPoint

WellPoint Health Networks Inc. serves the health care needs of more than 15.3 million medical members and approximately 46 million specialty members nationwide through Blue Cross of California, Blue Cross Blue Shield of Georgia, Blue Cross Blue Shield of Missouri, Blue Cross Blue Shield of Wisconsin, HealthLink and UNICARE. Visit WellPoint on the web at www.wellpoint.com. Blue Cross of California, Blue Cross Blue Shield of Georgia, Blue Cross Blue Shield of Missouri and Blue Cross Blue Shield of Wisconsin are independent licensees of the Blue Cross and Blue Shield Association.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about Anthem, Inc. (“Anthem”), WellPoint Health Networks Inc. (“WellPoint”) and the combined company after completion of the proposed transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem and WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem and WellPoint; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint, to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Neither Anthem nor WellPoint undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Anthem’s and WellPoint’s various SEC reports, including but not limited to Anthem’s Annual Report on Form 10-K for the year ended December 31, 2003, WellPoint’s Annual Report on form 10-K for the year ended December 31, 2003 as amended by Amendment No. 1 on Form 10-K/A and Anthem’s and WellPoint’s Quarterly Reports on Form 10-Q for the reporting periods of 2004.

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